UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Builders FirstSource, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting

of Stockholders and

2018 Proxy Statement

The Annual Meeting of Stockholders

of Builders FirstSource, Inc. will be held:

Wednesday, May 23, 2018 at 9:00 a.m. local time

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

To our Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 23, 2018, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of Annual Meeting of Stockholders, Proxy Statement, Notice Regarding the Availability of Proxy Materials, and form of proxy.

Even if you intend to join us in person, we encourage you to vote in advance so we will know we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on page 4 of the Proxy Statement for instructions if you plan to personally attend the annual meeting.

Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the internet, by telephone via toll-free number, or, for stockholders who elect to receive their proxy materials by mail, by written proxy, will save the Corporation the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on the Notice Regarding the Availability of Proxy Materials, the proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, concerning each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Builders FirstSource, Inc.

Paul S. Levy

Chairman of the Board

April 12, 2018

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The annual meeting of stockholders of Builders FirstSource, Inc. will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, May 23, 2018, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

(1)	The election of directors;

(2)	An advisory vote on the compensation of the named executive officers;

(3)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2018; and

(4)	Any other business that may properly be brought before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 29, 2018 will be entitled to vote at the meeting.

Directions to be able to attend the meeting and vote in person may be obtained by contacting the Company’s legal department at (214) 880-3500.

By Order of the Board of Directors,

Donald F. McAleenan

Corporate Secretary

April 12, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on

May 23, 2018: The Proxy Statement and the 2017 Annual Report on Form 10-K are available at

www.proxydocs.com/BLDR and at www.bldr.com.

IMPORTANT:

Please see the Question and Answer section on page 4 of this Proxy Statement for instructions on what you need to do to attend the annual meeting in person. Please note that the doors to the annual meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or, if you elect to receive your proxy materials by mail, by signing, dating, and returning the enclosed proxy card, will save us the expense and extra work of additional proxy solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on the Notice Regarding the Availability of Proxy Materials, proxy card, or voting instructions forwarded by your bank, broker, or other stockholder of record, as applicable.

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2001 Bryan Street, Suite 1600, Dallas, Texas 75201

PROXY STATEMENT

Annual Meeting of Stockholders

May 23, 2018

This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation,” the “Company,” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on May 23, 2018 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or, for stockholders who elect to receive their proxy materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided. Check the Notice Regarding the Availability of Proxy Materials, your proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, to determine which voting options are available to you. Please be aware that if you vote over the internet, you may incur costs, such as telecommunication and internet access charges, for which you will be responsible. The internet voting and telephone voting facilities for stockholders of record will be available until 11:59 p.m. eastern daylight time on May 22, 2018. The Notice Regarding the Availability of Proxy Materials was first mailed on or about April  12, 2018.

SOLICITATION AND RATIFICATION OF PROXIES

If any matters not specifically set forth in this Proxy Statement properly come to a vote at the meeting, the members of the Proxy Committee, comprised of Donald F. McAleenan and Peter M. Jackson, will vote regarding those matters in accordance with their best judgments. If a proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1 and “FOR” Proposals 2 and 3. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including by internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “stockholder of record.”

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation and delivery of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail and the internet, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares.

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General Information about Proxies and Voting

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Outstanding Stock

The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on March 29, 2018 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 114,619,474 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Internet Availability of Proxy Materials

As permitted by the Federal securities laws, Builders FirstSource is making this Proxy Statement and 2017 Annual Report on Form 10-K (the “2017 Annual Report”) available to its stockholders primarily via the internet instead of mailing printed copies of these materials to each stockholder. On or about April 12, 2018, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and accompanying 2017 Annual Report. These proxy materials are being made available to our stockholders on or about April 12, 2018. The Notice provides instructions regarding how to vote through the internet. The Proxy Statement and 2017 Annual Report are also available on our website at www.bldr.com.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means your shares are registered differently and are held in more than one account. To ensure all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

Voting Procedures

Votes cast by proxy or in person at the meeting will be tabulated by representatives from Mediant Communications Inc. Mediant Communications Inc., or such other person that the Chief Executive Officer appoints in their place, will serve as the Inspector of Election at the annual meeting. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

Proposal 1.	Because the number of director nominees standing for election at the 2018 annual meeting does not exceed the number of directors to be elected, directors will be elected by a majority of the votes cast. Each director nominee has submitted an irrevocable resignation that will be effective upon the occurrence of (i) the failure of such director nominee to receive a majority of the votes cast and (ii) the acceptance of that resignation by the Board. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast. Please see page 7.

Proposal 2.	The non-binding approval of the 2017 compensation for the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 44.

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General Information about Proxies and Voting

Proposal 3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 51.

If any other matters properly come before the meeting that are not specifically set forth on the Notice and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting on the matter so proposed, unless otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (the “By-laws”) or the Delaware General Corporation Law. None of the members of our Board have informed the Corporation in writing that they intend to oppose any action intended to be taken by the Corporation.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

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Questions and Answers about the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We designated Donald F. McAleenan, our Senior Vice President and General Counsel, and Peter M. Jackson, our Senior Vice President and Chief Financial Officer, to act as proxy holders at the annual meeting as to all shares for which proxy cards are returned or voting instructions are provided by internet or telephone.

What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to provide a proxy (by voting by phone or internet or, if applicable, by returning a proxy card) designating the proxy holders described above to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

If your shares are registered in your name at our transfer agent, Computershare Shareowner Services LLC, you are a stockholder of record.

If your shares are registered at Computershare Shareowner Services LLC in the name of a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.

How do you obtain admission to the annual meeting?

Stockholders of Record. Stockholders of record must bring a government-issued photo identification card to gain admission to the annual meeting.

Street Name Holders. To obtain admission to the annual meeting, a street name holder must (i) bring a government-issued photo identification card and (ii) ask his or her broker or bank for a legal proxy and must bring that legal proxy with him or her to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

What different methods can you use to vote?

By Written Proxy. Stockholders who elect to receive their proxy materials by mail may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number provided on the proxy card or in the website listed on the Notice, or by the internet, using the procedures and instructions described in the Notice or proxy card. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement or other notice of the meeting. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.

In Person. All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in the foregoing question).

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Questions and Answers about the Meeting and Voting

What is the record date and what does it mean?

The record date for the annual meeting is March 29, 2018. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

What are your voting choices for director nominees, and what vote is needed to elect directors?

For the vote on the election of the Class I director nominees to serve until the 2021 annual meeting, stockholders may:

•	vote in favor of all nominees,

•	vote to withhold votes from all nominees, or

•	vote to withhold votes as to specific nominees.

At the annual meeting in 2018, directors will be elected by a majority of the votes cast in person or by proxy at the annual meeting. Each director nominee in 2018 has submitted an irrevocable resignation that will be effective upon the occurrence of (i) the failure of such director nominee to receive a majority of the votes cast and (ii) the acceptance of that resignation by the Board. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

What are your voting choices on the advisory vote to approve the 2017 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation?

In the non-binding vote to approve the 2017 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as discussed and disclosed in this Proxy Statement, stockholders may:

•	vote in favor of the proposal,

•	vote against the proposal, or

•	abstain from voting on the proposal.

This proposal requires the affirmative vote of a majority of the votes represented and entitled to vote at the annual meeting. Accordingly, abstentions have the effect of a vote “against” Proposal 2. This is an advisory vote, and, as such, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the results of the vote when setting the compensation of the Company’s executive officers in the future.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?

On the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2018, stockholders may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

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Questions and Answers about the Meeting and Voting

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. This vote is not binding on the Board or the Audit Committee. Accordingly, abstentions will have the effect of a vote “against” Proposal 3.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

What if a stockholder does not specify a choice for a matter when returning a proxy card?

Stockholders should specify their choice for each proposal described on the proxy card, if they receive one. However, proxy cards that are signed and returned, but for which no specific instruction is given, will be voted “FOR” all the director candidates listed in Proposal 1 and “FOR” Proposals 2 and 3.

How are broker non-votes counted?

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on Proposals 1 or 2. Broker non-votes will not have any effect on the voting results on those proposals.

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Proposal 1 — Election of Directors

PROPOSAL 1 — ELECTION OF DIRECTORS

There are currently ten members of the Board of Directors. Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. Accordingly, Proposal 1 seeks the election of three directors to fill the directorships whose terms expire in 2018.

The terms of three directors, David A. Barr, Robert C. Griffin, and Brett N. Milgrim, will expire at the annual meeting in 2018. The Board of Directors has nominated Messrs. Barr, Griffin, and Milgrim for election to a term that will expire at the annual meeting in 2021.

Nominee	Age	Position Held	Independent	Audit Committee		Compensation Committee	Nominating Committee
David A. Barr	54	Director	X
Robert C. Griffin	70	Director	X	C	*	X	X
Brett N. Milgrim	49	Director	X			X

*	Chair

Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

Each of the following nominees furnished to the Corporation the following information with respect to his principal occupation or employment and recent public company directorships:

Class I — Directors with Terms Expiring in 2018

David A. Barr Age: 54 Director from 2006 to 2016 and since 2017 Independent

Mr. Barr has been a managing director of Bessemer Securities since February of 2018. He served as a managing director of Warburg Pincus, LLC from 2001 to 2017. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. He received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. In the last five years, he served on the boards of the following public companies: TransDigm Group Incorporated (current) and Aramark Holdings Corporation (previous). He also currently serves on the board of directors of Universal Services of America.

Qualifications: Mr. Barr has extensive experience in the acquisition, sale, financing, and management of numerous companies in diverse industries. This experience, along with his service on other public company boards, provides additional breadth and perspective to the Board’s deliberations.

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Proposal 1 — Election of Directors

Robert C. Griffin Age: 70 Director since 2005 Independent

Mr. Griffin is the Chair of the Audit Committee and a member of the Compensation Committee and the Nominating Committee. In March 2002, Mr. Griffin retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. In the last five years, he served on the boards of the following public companies: Commercial Vehicle Group, Inc. (current), The J.G. Wentworth Company (previous), and GSE Holding, Inc. (previous).

Qualifications: Mr. Griffin has a broad understanding of the financial and investment world. He has sixteen years of experience in senior and executive management positions with large corporations. Mr. Griffin has also served on audit and other committees of public companies and brings a depth of knowledge about corporate governance from those roles to his service on the Board and its committees.

Brett N. Milgrim Age: 49 Director since 1999 Independent

Mr. Milgrim is a member of the Compensation Committee. Mr. Milgrim is Co-Chairman of the Board of Loar Group, Inc., a business specializing in the design and manufacture of aerospace components. From 1997 until early 2011, he was a Managing Director of JLL Partners, Inc. In the last five years, he served on the board of the following public company: PGT, Inc. (current).

Qualifications: Mr. Milgrim is very knowledgeable regarding all aspects of corporate finance and capital markets. His long tenure on the boards of directors of the Corporation, as well as his service on the Boards of two other building products companies, gives him in-depth knowledge of the building products industry and the issues faced by the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

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Continuing Directors

CONTINUING DIRECTORS

The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2018, are set forth below:

Class II — Directors with Terms Expiring in 2019

Daniel Agroskin Age: 41 Director since 2012 Independent

Mr. Agroskin is a Managing Director of JLL Partners, Inc., which he joined in August 2005. Prior to that, he worked at JP Morgan Partners, a private equity investment firm, and in Merrill Lynch’s Mergers and Acquisitions Group. He holds a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania. In the last five years, Mr. Agroskin served on the boards of the following public companies: PGT, Inc. (previous) and Patheon, Inc. (previous). Mr. Agroskin is also a director on the boards of American Dental Partners, Inc., Medical Card Systems, Inc., and Banner Life Sciences Holdings, L.P.

Qualifications: Mr. Agroskin has significant financial and investment expertise, which includes involvement with the acquisition, sale, and management of many companies. He also has substantial experience serving on the boards of directors of public and private companies, including a building products company.

Kevin J. Kruse Age: 48 Director since 2006 Independent

Mr. Kruse is a member of the Audit Committee. Mr. Kruse has been a managing director at Ardian LLC since October 2016 and a partner at Seven Mile Capital Partners LLC since January 2012. He was a managing director of Warburg Pincus, LLC from January 2006 until December 2010 and was employed by Warburg Pincus, LLC since February 2002. Prior to joining Warburg Pincus, LLC, Mr. Kruse was employed by AEA Investors, Inc. Prior to that, he was employed by Bain & Co., Inc., a management consulting firm. Mr. Kruse currently serves on the boards of several private companies.

Qualifications: Mr. Kruse has extensive experience investing in and managing companies in a diverse range of industries. This experience, along with his service on numerous boards of directors, including several public companies, is a significant asset to the Board.

Floyd F. Sherman Age: 78 Director since 2001

Mr. Sherman was the Chief Executive Officer of the Corporation from 2001, when he joined the Corporation, until his retirement on December 29, 2017. Mr. Sherman also served as President of Builders FirstSource from 2001 until October 2006 and from February 2008 to November 2014. He currently serves as an employee advisor to the Corporation. Prior to joining Builders FirstSource, Mr. Sherman spent 25 years at Triangle Pacific Corp., the last nine of which were as Chairman and Chief Executive Officer, and three years at Armstrong World Industries, where he served as Chief Executive Officer of the Triangle Pacific Wood Products Group. In the last five years, he served on the board of the following public company: PGT, Inc. (current).

Qualifications: Mr. Sherman served as the Chief Executive Officer of the Corporation for seventeen years and for another publicly-traded building products company for nine years. That service, along with his over 50 years of experience in the building products industry, gives him a vast wealth of knowledge about the building products industry as well as the Corporation’s operations.

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Continuing Directors

M. Chad Crow Age: 49 Director since 2017

Mr. Crow joined the Company in September 1999, and has held several roles of increasing responsibility. Mr. Crow became a director in 2017 and President and CEO on December 29, 2017. In 2009, Mr. Crow was named Senior Vice President and Chief Financial Officer and in 2014 was promoted to President and Chief Operating Officer. Prior to joining Builders FirstSource, he served in a variety of positions at Pier One Imports and Price Waterhouse LLP. Mr. Crow received his B.B.A. degree from Texas Tech University.

Qualifications: Mr. Crow is the Corporation’s Chief Executive Officer. That role, along with his extensive knowledge of the Corporation and its operations from his nearly twenty years with the Corporation, make him an essential Board member.

Class III — Directors with Terms Expiring in 2020

Paul S. Levy Age: 70 Director since 1998 Independent

Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. In the last five years, he served on the boards of the following public companies: Patheon, Inc. (previous), PGT, Inc. (previous), IASIS Healthcare LLC (current; privately-held company with public filings), and The J.G. Wentworth Company (previous).

Qualifications: Mr. Levy has vast experience investing in and managing a wide variety of businesses, including other building products companies. He has served on the boards of directors of several public companies. Mr. Levy has also been the CEO of a large company, general counsel of another company, and a practicing lawyer, bringing further breadth to his contributions to the Board.

Cleveland A. Christophe Age: 72 Director since 2005 Independent

Mr. Christophe is the Chair of the Compensation Committee and a member of the Nominating Committee. In January 2013, Mr. Christophe retired from US&S, Inc., a supplier of services and materials primarily to various agencies of the U.S. Government. He had been President of US&S, Inc. since 2009. Mr. Christophe is the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has been a Chartered Financial Analyst since 1975.

Qualifications: Mr. Christophe has substantial financial and management expertise from his long tenure in the investment and banking industries. He also has significant senior management experience in the commercial and industrial service industry. Additionally, Mr. Christophe’s prior service on other public company boards and audit committees positions him to make valuable contributions to the governance and operation of the Board and its committees.

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Continuing Directors

Craig A. Steinke Age: 61 Director since 2006 Independent

Mr. Steinke is the Chair of the Nominating Committee and a member of the Audit Committee. Since 2008, he has been an operating partner at Sterling Investment Partners, working with management teams of select portfolio companies. Since June 2013, Mr. Steinke has been the Chief Executive Officer and a director of Service Logic (Sterling investment), a privately-held company specializing in energy management and HVAC services for office buildings, hospitals, data centers, and other commercial buildings on a national scale. From September 2010 until January 2015, Mr. Steinke served as a director and adviser for Lazer Spot Inc. (Sterling investment), which specializes in providing logistics support to Fortune 500 companies. Prior to that, he was President and Chief Executive Officer of GPX International Tire Corporation (Sterling investment), an international manufacturer and distributor of branded industrial and off road equipment tires, and a director of its parent, GPX International, Inc. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a consumer products company in the food industry. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke is a C.P.A. and was employed by Arthur Andersen & Co. In the last five years, he served on the board of the following public company: GSE Holding, Inc. (previous). He also currently serves on the boards of directors of Alliance Tires Americas, Inc. and Power Stop LLC, which are private companies.

Qualifications: Mr. Steinke’s extensive experience at the senior executive management level, including as a chief executive officer and chief financial officer, allows him to make significant contributions to the development of the Corporation’s business strategy. He also brings a broad knowledge of accounting and experience as a C.P.A. to the Board’s discussions. Mr. Steinke has also served on numerous boards of directors.

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Director Compensation

DIRECTOR COMPENSATION

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Daniel Agroskin(2)	24,783	107,163	131,946
David A. Barr(3)	53,261	149,982	203,243
Cleveland A. Christophe	105,000	119,993	224,993
M. Chad Crow(4)	—	—	—
Robert C. Griffin	120,000	119,993	239,993
Kevin J. Kruse	85,000	119,993	204,993
Paul S. Levy(2)	55,761	107,163	162,924
Brett N. Milgrim	85,000	119,993	204,993
Floyd F. Sherman(4)	—	—	—
Craig A. Steinke	95,000	119,993	214,993

1.	Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2017. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.
2.	Until September of 2017, Messrs. Levy and Agroskin did not qualify as Eligible Directors under the Corporation’s Amended and Restated Director Compensation Policy (the “Director Compensation Policy”) because they were affiliated with JLL Partners, JLL Associates G.P. V, L.L.C, or JLL Building Holdings, LLC or their affiliates (“JLL”) as described below under “Director Compensation Program.” Following JLL’s sale of all of its remaining ownership interests in the Corporation on September 6, 2017, the Board amended the Director Compensation Policy to remove the limitation with regard to affiliates of JLL and determined that Messrs. Levy and Agroskin were Eligible Directors entitled to receive compensation under the Director Compensation Policy beginning September 9, 2017. Accordingly, Messrs. Levy and Agroskin each received a prorated grant of restricted stock for the remainder of the annual director compensation period ending July 31, 2018. Messrs. Levy and Agroskin received prorated annual cash retainers for their service on the Board and, in Mr. Levy’s case, as Chairman of the Board. As described below under “Director Compensation Policy,” Mr. Levy took his prorated annual cash retainer in the Corporation’s common stock. He received 3,839 shares (which amount also includes shares in lieu of his cash retainer for January 2018) as a result of that election.
3.	Mr. Barr was reappointed to the Board on April 10, 2017 and was determined to be an Eligible Director for purposes of the Director Compensation Policy effective as of May 1, 2017. He received a prorated annual cash retainer for his service on the Board. He also received a prorated grant of restricted stock for the remainder of the annual director compensation period ending July 31, 2017, as well as a regular grant of restricted stock for the annual director compensation period ending July 31, 2018.
4.	As employees of the Corporation, Messrs. Crow and Sherman do not receive any compensation for their service as directors. The compensation each of them received as an employee during 2017 is set forth in “Executive Compensation and Other Information” below.

The following table shows the total number of shares of common stock underlying restricted stock units held by the non-employee members of the Board of Directors of the Corporation as of December 31, 2017:

Name	Number of Shares Underlying Restricted Stock Units
Agroskin	5,802
Barr	9,575
Christophe	7,561
Griffin	7,561
Kruse	7,561
Levy	5,802
Milgrim	7,561
Steinke	7,561

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Director Compensation

Director Compensation Program

Under the Amended and Restated Director Compensation Policy, directors are entitled to compensation for their service on the Board if they are not concurrently employed in any capacity by the Corporation or any of its subsidiaries. Directors who met these standards (“Eligible Directors”) receive an annual cash retainer of $80,000, payable quarterly. In addition, the Chairman of the Board receives an annual cash retainer of $100,000 for service in such role, which is also payable quarterly. Until the Board amended the Director Compensation Policy in 2017 in connection with the sale by JLL Partners and Warburg Pincus & Co. of all the shares of the Company’s common stock owned by them, directors who were concurrently employed by or affiliated with (a) JLL Partners, JLL Associates G.P. V, L.L.C., or JLL Building Holdings, LLC or any of their affiliates or (b) Warburg Pincus & Co., Warburg Pincus LLC, or Warburg Pincus Private Equity IX, L.P. or any of their affiliates, were excluded from being Eligible Directors unless otherwise determined by the Nominating Committee.

Directors receive annual fees for serving on the Board’s committees, but do not receive separate per meeting fees for attending Board or committee meetings. The annual fees for serving on the Board’s committees are as follows:

Committee	Chair Fee	Member (non-Chair) Fee
Audit Committee	$30,000	$5,000
Compensation Committee	$20,000	$5,000
Nominating Committee	$10,000	$5,000

Eligible Directors also receive annual grants of restricted stock units. The number of shares underlying these awards is determined by dividing a dollar value ($120,000 per year) by the fair market value of our Common Stock on the date of grant. These awards vest in full on the earlier of the first anniversary of the grant date or upon such director’s cessation of service due to death, disability, or retirement. If a new Eligible Director joins the Board, or if an existing director’s status changes to allow him or her to qualify as an Eligible Director, that director will receive a grant of restricted stock units on a pro-rated basis for the remainder of the current director compensation year (August 1 to July 31).

In lieu of receiving cash retainers, an Eligible Director may elect to receive fully vested shares of the Company’s common stock having a value on the first day of the service quarter for which they are issued approximately equal to the amount of the cash retainer payment he or she would otherwise receive. Such stock grants in lieu of cash retainer payments will be awarded on a quarterly basis at the same time cash retainer payments would be made.

We do not compensate directors for any period of service in which they are not Eligible Directors.

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Information Regarding the Board and its Committees

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee

Paul S. Levy	C*

Daniel Agroskin	X

David A. Barr	X

Cleveland A. Christophe	X		C	X

M. Chad Crow	X

Robert C. Griffin	X	C	X	X

Kevin J. Kruse	X	X

Brett N. Milgrim	X		X

Floyd F. Sherman	X

Craig A. Steinke	X	X		C

*	Chair

Board Purpose and Structure

The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board consists of ten directors.

Director Independence

The Board of Directors is comprised of two management directors, Mr. Crow, who is the Corporation’s current CEO, and Mr. Sherman, who is the Corporation’s former CEO, and eight non-management directors. In 2017, our Board of Directors affirmatively determined that Messrs. Levy, Agroskin, Barr, Christophe, Griffin, Kruse, Milgrim, and Steinke, are “independent” under the director independence criteria adopted under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). In addition, our Board of Directors affirmatively determined that Messrs. Griffin, Steinke, and Kruse are “independent” under the SEC’s standards for independent audit committee members and that Messrs. Christophe, Milgrim, and Griffin are “independent” under the SEC’s standards for independent compensation committee members. As a result, the Audit Committee, the Compensation Committee, and the Nominating Committee are each comprised solely of independent directors.

As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries or independent registered public accounting firm (the “auditors”). If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships, including under the relevant Nasdaq and SEC standards, to determine whether those transactions or relationships would impair such director’s independence. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Levy, Agroskin, Barr, Christophe, Griffin, Kruse, Milgrim, and Steinke is independent under those criteria. Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

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Information Regarding the Board and its Committees

Board Meetings and Attendance

In 2017, our Board of Directors met five times, our Audit Committee met nine times, our Compensation Committee met four times, and our Nominating Committee met two times, including regularly scheduled and special meetings. During 2017, each of the Corporation’s incumbent directors attended at least 75% of the combined meetings of the Board and any committee on which he served during his term as a director, except that Mr. Agroskin attended 60% of the Board meetings. Pursuant to the Builders FirstSource, Inc. Policy on Director Attendance at Annual Meetings of Stockholders (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2017, one member of the Board attended our annual meeting in person and six members were available by conference call.

Board Leadership Structure and Role in Risk Oversight

The Board is led by the Chairman of the Board, Paul Levy. Chad Crow and Floyd Sherman, the only employee directors, do not have any formal leadership role with the Board. Mr. Levy takes a leading role in establishing the timing, agenda, and procedure of Board meetings. However, each of the directors actively participates in guiding the actions of the Board. The Board has determined that this leadership structure is appropriate and effective due to the Board’s size, the working relationship that has developed between the directors as a result of their length of service on the Board, and the significant experience that the members of the Board have as directors and members of senior management with other companies.

The Corporation’s Board of Directors recognizes that, although day-to-day risk management is primarily the responsibility of the Corporation’s management team, the Board plays a critical role in the oversight of risk management. In that light, the Board is active, as a whole and also at the committee level, in reviewing management’s assessment of the major risks facing the Corporation and management’s processes for monitoring and controlling these risks. The Board regularly receives information from senior management regarding the Corporation’s financial results, credit, liquidity, operations, and other matters, as well as reports from the Corporation’s Audit Committee and Compensation Committee. During its review of such information, the Board discusses and analyses risks associated with each area, as well as risks associated with new business ventures and those relating to the Company’s executive compensation plans and arrangements. The Board assumes ultimate responsibility for ensuring that the Corporation’s management adequately assesses the risks facing the Corporation and appropriately manages those risks.

The Audit Committee is specifically responsible for overseeing and monitoring the quality and integrity of the Corporation’s financial reports and other financial information provided to its stockholders. This includes reviewing the results of management’s risk assessment and compliance with management policies as they relate to financial reporting. The Audit Committee also monitors the Corporation’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, cybersecurity and issues arising from complaints to the Corporation’s hotline and other risk detection mechanisms.

The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. After conducting its evaluation, the Compensation Committee concluded that the Corporation’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.

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Information Regarding the Board and its Committees

Audit Committee

The Audit Committee is composed of three independent directors (as that term is defined by the Nasdaq Rules and SEC regulations), Messrs. Griffin, Steinke, and Kruse. Mr. Griffin serves as the Chair of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. Messrs. Griffin, Steinke, and Kruse were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that Messrs. Griffin, Steinke, and Kruse meet the independence standards of both the SEC regulations and the Nasdaq Rules for audit committee members. An amended charter for the Audit Committee was adopted on May 11, 2015. A copy of this charter is available on the Governance section of our website at www.bldr.com. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the auditors’ qualifications, independence, performance, and compensation, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.

Compensation Committee

The Compensation Committee is composed of three independent directors, Messrs. Christophe, Milgrim, and Griffin. Mr. Christophe serves as the Chair of the Compensation Committee. The Board adopted an amended charter for the Compensation Committee on April 15, 2015. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s incentive compensation plans and equity-based compensation plans, (vii) making regular reports to the Board concerning the activities of the Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, and (ix) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee may delegate authority to subcommittees when appropriate. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in the “Compensation Discussion and Analysis” section later in this Proxy Statement.

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Information Regarding the Board and its Committees

Nominating Committee

The Nominating Committee is composed of three independent directors, Messrs. Steinke, Christophe, and Griffin. Mr. Steinke serves as the Chair of the Nominating Committee. The Board adopted an amended charter for the Nominating Committee on February 14, 2012. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The purpose of the Nominating Committee is to (i) identify and evaluate individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, (iii) recommend to the Board the directors to be appointed to each committee of the Board, and (iv) evaluate and make recommendations to the Board regarding (a) the eligibility criteria for receipt of compensation as a director and (b) the appropriate compensation to be paid to eligible members of the Board and to members of Board committees.

No Material Proceedings

As of March 31, 2018, there are no material proceedings to which any director, executive officer, or affiliate of the Corporation or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Corporation or any of its subsidiaries or (ii) has a material interest adverse to the Corporation or any of its subsidiaries.

Mr. Steinke was the President and Chief Executive Officer of GPX International Tire Corporation, which filed for voluntary bankruptcy on October 1, 2009 with the support of its senior lenders to effectuate sales of its businesses under Section 363 of the United States Bankruptcy Code. The United States Bankruptcy Court approved the sales in December 2009, and the sales were consummated in January 2010.

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Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to assist the Board of Directors of the Corporation (the “Board”) in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the financial reporting process, (ii) compliance with legal and regulatory requirements, (iii) the performance of the Corporation’s internal audit function, and (iv) the appointment of the independent registered public accounting firm. Management is responsible for the financial statements and the financial reporting process, including the implementation and maintenance of effective internal controls. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for expressing an opinion on the Corporation’s financial statements and its internal control over financial reporting. The Board has concluded that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules and has designated the Chair of the Audit Committee, Robert C. Griffin, and committee members Craig A. Steinke and Kevin J. Kruse as Audit Committee “financial experts” under the SEC’s guidelines. The Committee has reviewed and discussed with management and PwC our audited financial statements as of and for the year ended December 31, 2017.

During 2017, the Committee conducted nine meetings. The Committee chair and other members of the Committee each quarter reviewed and commented on the earnings news release and interim financial statements contained in SEC Form 10-Qs, and met and discussed our draft Annual Report on SEC Form 10-K with the chief financial officer, general counsel, and PwC prior to filing and public release. The Committee considers various relevant factors including qualifications, performance, and independence when appointing the audit firm and evaluating the audit firm annually. The Committee also is involved in the process of selection of the lead engagement partner when rotation is required after five years under the SEC’s audit partner rotation rules or is required for other reasons. Due to rotational requirements, a new lead engagement partner was selected effective for fiscal 2017. In addition, the Committee reviewed and ratified its Charter which is available within the Governance section of the Corporation’s website.

The Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 and Rule 2-07 of SEC Regulation S-X. Both the vice president of internal audit and PwC have complete and direct access to the Audit Committee and the Committee has the same access to the vice president of internal audit and PwC. The Committee met with the vice president of internal audit and PwC, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting process. The Committee met separately with the Corporation’s chief financial officer and general counsel. The Committee discussed with management the status of pending litigation, taxation, and other areas of oversight relating to financial reporting and audit processes as the Committee determined to be appropriate. The Committee also reviewed the Company’s Enterprise Risk Management (ERM) program, including specific risk topics that the Committee directed be addressed in presentations to the Board, including information security risks. The Committee has discussed the overall scope of the Corporation’s internal audits and approved the annual internal audit plan.

The Committee received and reviewed the written communications from PwC as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. The Audit Committee has adopted procedures for pre-approving all audit, audit related, and non-audit services provided by PwC, which included reviewing and approving estimated fees for audit, audit related, and permitted non-audit services. The Committee considers the compatibility of all services provided by PwC with their independence and has concluded the provision of the non-audit services is compatible with maintaining PwC’s independence. During the fiscal year ended December 31, 2017, PricewaterhouseCoopers was employed principally to perform the annual audit and to render tax services. The Audit Committee reviewed the audit engagement letter and approved all fees paid to PwC for audit, audit related, and non-audit services.

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Report of the Audit Committee

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC. The Committee appointed PwC as our independent registered public accounting firm for fiscal 2018, subject to stockholder ratification, and preliminarily approved its estimated fees for first and second quarter reviews, audit related, and tax services.

Submitted by the Audit Committee:

Robert C. Griffin (Chair)

Craig A. Steinke

Kevin J. Kruse

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Corporate Governance

CORPORATE GOVERNANCE

Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors approved a comprehensive system of corporate governance documents. These documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, principal accounting officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, or the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors also approved a Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

In addition, within four business days of:

•	any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or Controller, or

•	the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the Nasdaq Rules.

By-law Provisions on Stockholder Nominations of Director Candidates

Builders FirstSource’s By-laws provide that no director candidate may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record (a) at the time such notice was delivered to the Corporate Secretary and (b) on the record date for the determination of stockholders entitled to notice and to vote at the meeting at which such director is standing for election. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2019 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after January 23, 2019, but no later than February 22, 2019. Only individuals nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail

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Corporate Governance

at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”

Policy on Stockholder Recommendations for Director Candidates

The Nominating Committee adopted a Policy on Stockholder Recommendations for Director Candidates to describe the process by which the Nominating Committee (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership,

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination,

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is made,

•	The name, age, residence, business address, and principal occupation of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation; the number of shares of the Corporation’s stock, if any, owned beneficially or of record by the candidate; and the candidate’s consent to be named as a director if selected and nominated by the Board, and

•	Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary, at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and must be delivered to, or mailed and received by, the Corporate Secretary (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that if the annual meeting is called for a date not within thirty (30) days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first) and (ii) in the case of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Policy on the Director Nomination Process

The Nominating Committee adopted a Policy on the Director Nomination Process that describes the process followed by the Nominating Committee to identify, evaluate, and recommend future director candidates for selection by the full Board. A current copy of the Policy on the Director Nomination Process is available on the Governance section of our website at www.bldr.com.

The Nominating Committee believes the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Corporation and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, diversity of background and experience, conflicts of

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Corporate Governance

interest, and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, or similar organizations, and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, or the Nasdaq Rules.

A nominee for director should have an understanding of the workings of large business organizations such as the Corporation, as well as the ability to make independent, analytical judgments, the ability to communicate effectively, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the Nominating Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Corporation.

The Nominating Committee will identify potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons meeting the criteria described above. The Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described further in the Corporation’s Policy on Stockholder Recommendations for Director Candidates, the Nominating Committee will also consider candidates recommended by stockholders.

Once a person is identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Nominating Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate and review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering. In certain instances, the Nominating Committee may conduct one or more interviews with the candidate, contact one or more references provided by the candidate, or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The evaluation process conducted by the Nominating Committee does not vary based on whether or not a candidate is recommended by a stockholder, although the Nominating Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating Committee considers diversity of background and experience as one of several factors set forth in the Policy on the Director Nomination Process that it takes into account in evaluating a potential director candidate’s qualifications. The Nominating Committee considers all types of diversity in making this determination. The Nominating Committee will generally evaluate the effectiveness of the Policy on the Director Nomination Process annually, including those sections dealing with diversity of background and experience, but does not have a formal review process covering diversity.

Policy on Stockholder-Director Communications

The Policy on Stockholder-Director Communications describes the process for stockholders to send communications to the Board. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the non-management directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. A current copy of the Policy on Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com.

All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a

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Corporate Governance

product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Auditor Services Pre-Approval Policy

Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.

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Executive Officers of the Registrant

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Builders FirstSource and their ages (as of April 12, 2018) are as follows:

Name	Age	Position(s) Held
M. Chad Crow	49	President, Chief Executive Officer, and Director
Peter M. Jackson	46	Senior Vice President and Chief Financial Officer
Morris E. Tolly	74	Senior Vice President and Chief Operating Officer – East
Donald F. McAleenan	63	Senior Vice President and General Counsel
Scott L. Robins	51	Senior Vice President and Chief Operating Officer – West

M. Chad Crow joined the Corporation in September 1999, and has held several roles of increasing responsibility. Mr. Crow became a director in 2017 and President and CEO on December 29, 2017. In 2009, Mr. Crow was named Senior Vice President and Chief Financial Officer and in 2014 was promoted to President and Chief Operating Officer. Prior to joining Builders FirstSource, he served in a variety of positions at Pier One Imports and Price Waterhouse LLP. Mr. Crow received his B.B.A. degree from Texas Tech University.

Peter M. Jackson joined the Corporation on November 4, 2016 as Senior Vice President and Chief Financial Officer. Prior to joining the Corporation, Mr. Jackson was employed by Lennox International, Inc. (“Lennox”), a publicly-traded corporation with revenues in excess of $3.0 billion that manufactures and markets a broad range of heating, ventilation, air conditioning, and refrigeration products. Since July 2014, Mr. Jackson had served as Vice President and Chief Financial Officer of Lennox’s Refrigeration Segment, leading finance operations for a $1.0 billion segment of Lennox that had eight businesses and operations on five continents. From March 2013 to June 2014, he was Vice President, Finance - Financial Planning and Analysis and Mergers and Acquisitions for Lennox, heading the financial planning and forecasting and strategic analysis of inorganic growth opportunities functions. He also served as Vice President and Chief Financial Officer of Lennox’s Residential Heating and Cooling Segment from 2007 until 2013, leading the finance function for a $1.4 billion segment of Lennox that operated three businesses. Before joining Lennox, Mr. Jackson served in multiple financial leadership positions at SPX Corporation, General Electric, and Gerber Scientific. Mr. Jackson is a certified public accountant and a graduate of General Electric’s Experienced Financial Leadership program. He holds an M.B.A. degree from Rensselaer Polytechnic Institute and a B.S. from Bryant University.

Morris E. Tolly has served as a Senior Vice President and Chief Operating Officer- East since February 2018. Prior to that he had served as Senior Vice President – Operations of the Corporation since January 2007. Mr. Tolly has been with Builders FirstSource since 1998 when the Corporation acquired Pelican Companies, Inc. (“Pelican”) and has over 40 years of experience in the building products industry. He served in a myriad of roles at Pelican, including sales, Sales Manager, and General Manager. Mr. Tolly was an Area Vice President responsible for 12 locations at the time of Pelican’s acquisition. In 2000, he was promoted to President of the Corporation’s Southeast Group, with responsibility for 48 locations.

Donald F. McAleenan has served as Senior Vice President and General Counsel of the Corporation since 1998. Prior to joining the Corporation, Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan has a B.S. from Georgetown University and a J.D. from New York University Law School.

Scott L. Robins was appointed as Senior Vice President and Chief Operating Officer – West on February 20, 2018. He had been a Senior Vice President – Operations of the Corporation since the acquisition of ProBuild Holdings LLC by the Corporation in July 2015 and with ProBuild prior to that since 2007. At the time of his promotion, he had supervisory responsibility for 93 locations in eight states. Mr. Robins joined Hope Lumber Company in 2004 as a Vice President of Operations, overseeing numerous operations in a three-state area, and continued in that role when Hope was acquired by ProBuild Holdings LLC in 2007. Before then, he had worked in various operational and supply chain management positions with Andersen Lumber and Stock Building Supply since 1988. Mr. Robins has 30 years of experience in the building products business. He holds a B.A. in Finance from Weber State University.

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Executive Compensation and Other Information

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

In the discussion that follows, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The executive officers of our Company during 2017 (whom we refer to herein as our “named executive officers,” or “NEOs”) were as follows:

Name	Title
Floyd Sherman	Chief Executive Officer
Chad Crow	President and Chief Operating Officer
Peter Jackson	Senior Vice President and Chief Financial Officer
Morris Tolly	Senior Vice President - Operations
Don McAleenan	Senior Vice President and General Counsel

Mr. Sherman retired from his position as our Chief Executive Officer effective December 29, 2017. The Board appointed Mr. Crow as President and Chief Executive Officer effective December 29, 2017.

Executive Summary

In early 2017, our Board of Directors tasked our executive team with several priority projects, including the following: (i) grow the Company’s record 2016 net sales and Adjusted EBITDA, (ii) expand our manufacturing capacity for value-added products, (iii) implement various operational initiatives designed to increase operating efficiency, improve customer service and reduce costs, and (iv) continue to reduce the Company’s net debt/Adjusted EBITDA leverage ratio. The Committee believes that the executive team accomplished these goals in 2017. For fiscal year 2017, the Company generated net sales and Adjusted EBITDA1 of $7.0 billion and $419 million, respectively, an increase of 10.5% and 9.8%, respectively, over 2016. We opened four new component plants and implemented productivity enhancements at 20 existing facilities. We generated 11% growth in sales of manufactured products and 6.1% growth in other value-added products, such as windows, doors and millwork2. We commenced the implementation of several operational efficiency and cost reduction initiatives. For the year, the Company produced $119 million of cash flow after $62 million in capital expenditures, enabling us to reduce our leverage ratio from 4.8 to 4.2 times.

In this environment, our Compensation Committee designed the 2017 executive compensation program, which included the following components:

•	The Compensation Committee and the Board raised the salaries of our executive officers in 2017 to reflect the improved financial performance of the Company in 2016, to adjust for market comparisons and to reflect increased operational responsibilities for our officers due to the Company’s growth.

•	The Compensation Committee and the Board decided to implement a performance-based annual incentive bonus program for all managers on the corporate office payroll, including our NEOs (the “2017 Corporate Incentive Plan” or the “2017 Plan”). As described in more detail below, the 2017 Corporate Incentive Plan provided our NEOs with an opportunity to earn an annual incentive based on (i) the amount of Adjusted EBITDA produced by the Company in 2017, (ii) the level of working capital as a percentage of sales achieved by the Company for 2017, and (iii) a discretionary component based on company and individual performance during the year. As a result of the Company’s 2017 financial performance as well as the individual performance of our executives, each of our NEOs received a 2017 annual incentive award equal to 88.0% of their respective target bonus opportunities under the 2017 Plan.

1  The Company provided a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 28, 2018.

2 Results exclude sales from closed locations.

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Executive Compensation and Other Information

•	The Compensation Committee annually considers the grant of equity incentive awards to our executive team in order to further align the financial interests of our executives with those of our stockholders. Effective in March 2017, the Compensation Committee issued new equity incentive awards to key managers, including our NEOs, in order to promote retention and to incentivize management to maximize the financial performance of our Company. The equity incentive awards consisted of both performance-based restricted stock units (“RSUs”) and time-vesting RSUs.

Key Executive Compensation Practices

The following is a summary of our compensation practices that we believe drive performance and align with the interests of our stockholders:

•	We strive to provide balanced pay opportunities for our executives, consisting of an appropriate mix of cash and equity, annual and longer-term incentives, and fixed and variable pay.
•	Our annual bonus plan is performance-based, and payouts are subject to minimum thresholds based on performance targets and appropriate caps.
•	Our executive officers participate in the same health and welfare benefit programs and retirement plans as other salaried employees.
•	We have adopted a compensation clawback policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to executive officers under certain circumstances.
•	Our incentive plan does not provide for automatic “single-trigger” vesting for equity awards upon a change in control.
•	We do not provide any tax gross-ups.
•	Our insider trading policy prohibits any employee or director from engaging in pledging or hedging activities involving Company stock.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 24, 2017, over 98% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2017 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

At the annual meeting of stockholders on May 24, 2017, our stockholders expressed a preference that advisory votes on executive compensation take place annually. Consistent with this preference, the Board determined to implement an annual advisory vote on executive compensation until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at the 2023 annual meeting.

Compensation Principles

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program has historically been guided by several key principles:

•	Our compensation program should provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.
•	Our compensation program should provide incentives to our executive officers to achieve key financial objectives set by the Board of Directors.

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Executive Compensation and Other Information

•	Our compensation program should provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program.
•	Our compensation program should align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.

2017 Executive Compensation Process

Role of the Compensation Committee. Under its charter, the Compensation Committee is responsible for designing our executive compensation program and assisting the Board in discharging its responsibilities relating to executive compensation. As part of its evaluation process, the Committee reviewed information compiled by our compensation consultant as well as data compiled by the Company. At meetings held in December 2016 and January and February 2017, the Compensation Committee approved, and recommended to our Board of Directors for its ratification, the 2017 executive compensation program, which included setting 2017 base salaries, approving the 2017 Corporate Incentive Plan, and approving equity incentive awards to be granted in 2017.

Role of Executives. Our CEO and General Counsel, as well as members of our Legal, Human Resources, and Finance Departments, assisted the Compensation Committee and the Board in gathering the information needed for their respective reviews of our 2017 executive compensation program. The Compensation Committee and the Board also considered our CEO’s recommendations for our executive officers (other than himself) with respect to the 2017 executive compensation program.

Role of Compensation Consultants. In late 2015, the Committee retained Veritas Executive Compensation Consultants (“Veritas”) to perform a comprehensive review of our executive compensation program and to conduct market compensation comparisons for our executive officers in order to assist the Committee in designing our 2016 executive compensation program. The Committee also considered the 2015 Veritas report, along with other factors, in connection with structuring our 2017 executive compensation program. The NEO market compensation comparisons discussed below are based on Veritas’ 2015 report.

Market Comparisons. The Compensation Committee periodically examines the competitiveness of our executive compensation program to determine how our compensation levels compare to our overall philosophy and target markets. In late 2015, the Committee retained Veritas to assist in updating our Peer Group list for purposes of reviewing market compensation comparisons. In our case, peer selection is somewhat difficult due to the lack of publicly-traded companies with whom we compete and the absence of available data for privately-held competitors. Therefore, we have expanded our peer group to include additional publicly-traded building products companies of generally similar size that serve additional end markets to provide a proxy for the market in which we compete for executive talent. Peer selection is primarily focused on size based on revenues, market capitalization, and enterprise value because these metrics provide a reasonable point of reference for comparing similar positions and scope of responsibility. For purposes of the Committee review of market compensation comparisons, the primary peer group (our “Peer Group”) included:

Peer Group Companies	Ticker	Number of Employees(1)	Revenue(1)(2)	Primary Industry
A.O. Smith Corporation	AOS	16,100	$2,997	Water Heater and Boiler Manufacturing
AGCO Corporation	AGCO	20,500	$8,307	Agricultural Equipment Manufacturing/Distribution
Applied Industrial Technologies, Inc.	AIT	5,554	$2,594	Mechanical Product Distribution/Solutions
Armstrong World Industries, Inc.	AWI	3,900	$894	Building Products Manufacturing
Beacon Roofing Supply, Inc.	BECN	5,406	$4,377	Building Products Distribution
Boise Cascade Company	BCC	6,370	$4,432	Building Products Manufacturing/Distribution
EMCOR Group, Inc.	EME	32,000	$7,687	Construction/Facilities Services
Fortune Brands Home and Security, Inc.	FBHS	23,800	$5,283	Home Fixtures/Hardware Manufacturing
Huntington Ingalls Industries, Inc.	HII	38,000	$7,441	Ship Building
Lennox International Inc.	LII	11,450	$3,840	Climate Control Products Manufacturing

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Executive Compensation and Other Information

Peer Group Companies	Ticker	Number of Employees(1)	Revenue(1)(2)	Primary Industry
Masco Corporation	MAS	26,000	$7,644	Building Products Manufacturing/Distribution
MRC Global Inc.	MRC	3,450	$3,646	Pipes/Valves/Fittings Distribution
Nortek Inc.(3)	N/A	N/A	N/A	Climate Control Products Manufacturing
NOW Inc.	DNOW	4,600	$2,648	Energy/Industrial Products Distribution
Oshkosh Corporation	OSK	14,000	$6,830	Automotive Manufacturing
Owens Corning	OC	17,000	$6,384	Building Materials/Industrial Products Mfg.
PulteGroup, Inc.	PHM	4,810	$8,381	Home Construction
Terex Corporation	TEX	10,700	$4,363	Industrial Equipment Manufacturing
Universal Forest Products, Inc.	UFPI	10,000	$3,941	Building Products Manufacturing/Distribution
USG Corporation	USG	6,800	$3,204	Building Products Manufacturing
WESCO International, Inc.	WCC	9,100	$7,679	Construction/Industrial Materials Dist./Servs.

1.	Based on most recent filing on Form 10-K.
2.	Dollar figures in millions.
3.	Nortek Inc. was acquired and is no longer publicly traded.

Our market comparison analysis consisted of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. These components were measured against data gathered from the proxy statements of the Peer Group.

Role of the Board of Directors. The Board of Directors is responsible for reviewing and ratifying the decisions and recommendations of the Compensation Committee regarding our executive compensation program. In February 2017, after considering the decisions and recommendations of the Compensation Committee, the Board ratified the 2017 executive officer compensation program.

Elements of our Compensation Program

Components of Compensation. There are three main components of our executive compensation program:

•	Base salary,
•	Annual cash incentives, and
•	Long-term equity incentives.

Reflecting our philosophy to focus on direct compensation (rather than indirect, non-cash benefits) as the most appropriate means to attract and retain key executive talent, and seeking to maintain an egalitarian culture, we do not provide benefits to our executive officers that are not generally available to all of our salaried employees. For example, the Board offers no perquisites to our executive officers and no retirement benefits beyond our company-wide 401(k) plan.

The Compensation Committee generally seeks to provide total direct compensation opportunities to our executive officers, consisting of base salary, target annual bonus, and long-term equity award value (“TDC”), between the median and the 75th percentile of the market, with some variation depending on the circumstances applicable to a particular NEO. Based on the market comparison surveys conducted by Veritas, the 2017 TDC target opportunities of our executive officers were set within the following percentile ranges relative to our Peer Group:

Executive Officer	Peer Group Range
Floyd Sherman	25-50%
Chad Crow	50-75%
Morris Tolly	50-75%
Don McAleenan	50-75%
Peter Jackson	<25%

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Executive Compensation and Other Information

Mr. Sherman’s TDC target for 2017 was set significantly below the median at his request. Consistent with our compensation philosophy described above, Mr. Crow’s, Mr. Tolly’s, and Mr. McAleenan’s TDC targets were set between the median and 75th percentile. Mr. Jackson’s 2017 TDC target components, consisting of base salary, target annual bonus, and long-term equity award value, were negotiated as part of his employment agreement when he joined the Company in November 2016. For 2018, the Committee approved adjustments to Mr. Jackson’s compensation package to more closely align his direct total compensation opportunity with our compensation philosophy described above.

The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salary is designed to compensate the executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we generally consider each executive’s role and responsibilities, unique skills, the salary levels for similar positions in our Peer Group companies, and internal pay equity.

In April 2017, the Committee increased executive officer salaries to the following amounts:

Name	Salary	Increase
Floyd Sherman	$ 1,000,000	2.6%
Chad Crow	$ 687,500	5.8%
Morris Tolly	$ 530,000	6.0%
Peter Jackson	$ 425,000	0%
Don McAleenan	$ 470,000	9.3%

The Committee increased executive officer salaries to reflect the Company’s improved financial performance in 2016 as well as the increased operational responsibilities handled by our officers due to the Company’s continuing growth. After the increases shown above, the salaries of Messrs. Sherman and Jackson remained below the market median for the reasons discussed above and Mr. McAleenan’s salary was at the median. Mr. Crow’s salary was above the 75th percentile and Mr. Tolly’s was between the median and the 75th percentile. The Committee decided on these salary levels for Mr. Crow and Mr. Tolly due to the increased operational responsibilities assumed by these officers.

Annual Cash Incentives

We provide annual cash bonus opportunities to our executive officers that are designed to reward the achievement of financial results measured over the current fiscal year. The Compensation Committee selects the financial performance goals applicable to the annual incentive program, which are based on one or more stockholder-approved performance criteria under our 2014 Incentive Plan. In addition, in order to provide a mechanism to reward individual performance and to facilitate retention of key executives, a portion of our NEOs annual cash incentive bonus award is payable at the Committee’s discretion based on a review of Company and the individual executive’s performance.

2017 Corporate Annual Incentive Plan. For 2017, the Committee decided to implement an annual cash incentive program for our corporate office managers, including our NEOs, that was similar to the 2016 program. Under the 2017 Corporate Incentive Plan, a target bonus opportunity for each participant was set as a percentage of base salary determined by their position, and actual bonus amounts that could be earned by our NEOs ranged from 0% (for performance below threshold levels) to a maximum of 150% (for performance above target levels) of their respective target bonus amounts. For 2017, the Committee set the target bonus opportunity for each NEO, other than Mr. Jackson, at 100% of his base salary, as provided in each NEO’s employment agreement. Mr. Jackson’s target bonus opportunity was set at 75% of his base salary, as provided in his employment agreement. Under the 2017 Plan, 80% of a participant’s bonus potential was based solely on the Company’s achievement of financial goals in 2017, while the remaining 20% was based on a discretionary review of 2017 financial performance and individual performance, as described below.

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Executive Compensation and Other Information

Specifically, the 2017 Corporate Incentive Plan provided for bonuses based on the following metrics:

Metric	Weighting
Adjusted EBITDA	65%
Working Capital as a Percentage of Sales	15%
Discretionary factors	20%

The Committee chose Adjusted EBITDA and Working Capital as a Percentage of Sales as the financial performance goals under the 2017 Plan because it believed that these metrics are the most critical in terms of managing the Company’s business and measuring its financial and operating performance.

Adjusted EBITDA Metric. The 2017 Plan provides that 65% of our NEOs’ bonuses is based on the amount of Adjusted EBITDA earned by the Company for the year as compared to the budgeted target amount of Adjusted EBITDA included in the Company’s 2017 Annual Operating Plan (“2017 AOP”). Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization, as adjusted for other non-recurring and/or non-cash items.

The 2017 Plan provided that no bonuses would be earned under the Adjusted EBITDA component unless the Company achieved more than 70% of its Adjusted EBITDA target included in the 2017 AOP, as set by the Board of Directors.

The following grid outlines the scaled bonus payment for this component of the 2017 Plan.

Adjusted EBITDA (65% weighting)	Percentage of Target Earned
70% of AOP	30%
80% OF AOP	65% (linear)
90% OF AOP	82.5% (linear)
100% OF AOP	100% (linear)
101-150% OF AOP	101-150% (linear)
150%+ of AOP	max 150%

The Committee chose Adjusted EBITDA as the primary financial performance metric under the 2017 Plan because it believes that this criterion provides an effective incentive to maximize financial performance and closely aligns management awards with the financial interests of stockholders.

The Adjusted EBITDA target included in the 2017 AOP was $452 million, which was based in part on our expectation of (i) significantly lower commodity lumber prices and lower lumber price volatility than what actually occurred in 2017, and (ii) a stronger housing market for the year than what developed. As noted above, the Company achieved Adjusted EBITDA of $419 million for fiscal year 2017, a 9.8% increase over Adjusted EBITDA for 2016, but below the AOP target. As a result of the Company’s financial performance, our NEOs earned 87.1% of the Adjusted EBITDA component of the 2017 Plan, or an amount equal to approximately 56.6% of their respective target bonus amounts. The Adjusted EBITDA-related bonus amounts paid to our NEOs for 2017 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table in this Proxy Statement.

Working Capital Metric. Working capital is a measurement of the Company’s operating liquidity and includes funds invested in accounts receivable, product inventories, and accounts payable. The Committee set the Working Capital as a Percentage of Sales target under the 2017 Plan at 8.5%, because that matched the Company’s budgeted working capital target included in the 2017 AOP. If the actual working capital percentage for the year was lower than the target, the bonus payment would increase; if the actual working capital percentage was higher than the target, the bonus payment would decrease. Under the 2017 Plan, the Company had to achieve at least 70% of the 2017 Working Capital target (or a minimum of 12% Working Capital as a Percentage of Sales) to trigger any payment.

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Executive Compensation and Other Information

The following grid outlines the scaled bonus payment for this component of the 2017 Plan, depending on the actual working capital percentage achieved for the year:

Working Capital (15% weighting)	Percentage of Target Earned
70% of AOP	30%
80% OF AOP	65% (linear)
90% OF AOP	82.5% (linear)
100% OF AOP	100% (linear)
101-150% OF AOP	101-150% (linear)
150%+ of AOP	max 150%

The Company achieved a 9.1% Working Capital as a Percentage of Sales result for 2017, above its budget target. As a result, our NEOs earned 88.9% of their working capital-related bonuses, or an amount equal to 13.3% of their respective target bonus amounts. The working capital-related bonus amounts paid to our NEOs for 2017 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table in this Proxy Statement.

Discretionary Performance Component. The Compensation Committee believes that the ability to incentivize individual and team achievement by executives is important to the Company’s success. In addition, the Committee believes it is critical to have the ability to offer market competitive compensation and to retain key personnel even if overall financial results don’t meet expectations. The discretionary component of the bonus program is intended to provide the Committee with a mechanism to address these needs. For 2017, the Committee determined that our NEOs and other plan participants would be eligible for a maximum discretionary payment of up to 20% of their target bonus amounts. The Committee originally did not include specific performance criteria in the 2017 Plan that would determine the amount of discretionary bonus paid to a participant.

In early 2018, the Committee, in consultation with Mr. Crow, our CEO effective as of December 29, 2017, approved the establishment of a 2017 discretionary bonus pool equal to 90% of the maximum 20% discretionary bonus (or 18% of target bonus) for all Plan participants as a group. The Committee made this determination given the Company’s strong financial performance during 2017 and the 87% appreciation in the Company’s stock price for the year. For the same reasons, the Committee decided that Mr. Crow should receive the maximum 18% of target discretionary bonus. For the other NEOs, Mr. Crow recommended that the Committee evaluate their performance as a group for purposes of determining discretionary bonuses under the 2017 Plan. He recommended this approach given the importance of our NEOs working as a team to achieve the Company’s 2017 financial goals and operational initiatives. After discussion, based on Mr. Crow’s recommendation and the Committee’s review, the Committee approved discretionary bonus payments to each of the other NEOs equal to 18.0% of their 2017 base salary.

The discretionary bonus amounts paid to our NEOs for 2017 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table in this Proxy Statement.

As a result of the Company’s 2017 financial performance as well as the operational performance of our executive team, our NEOs received aggregate bonuses equal to approximately 88.0% of their respective target bonus opportunities under the 2017 Plan.

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Executive Compensation and Other Information

Long-Term Equity Incentives

A key component of our executive compensation program consists of rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. We believe that long-term incentive compensation performs an essential role in attracting and retaining talented executives and providing them with incentives to maximize stockholder value. RSU awards and stock options have historically been the primary long-term incentive vehicles that we use in our executive compensation program. In 2017, the Compensation Committee decided to grant performance-based RSUs and time-vesting RSUs, and to forgo additional grants of stock options. These award vehicles have been selected by the Compensation Committee due to their retention value and the performance link to our stock price.

Effective March 1, 2017, the Compensation Committee and the Board approved new RSU awards to key managers, including our NEOs, in order to promote retention and provide incentive to management to maximize the Company’s financial performance over an extended period. 50% of the RSU grants vest contingent on the achievement of performance metrics and the other 50% are time-vesting, as described below:

Performance Vesting: The performance-based RSUs vest in full on the third anniversary of the grant date if the following performance goals are achieved:

•	50% of the performance-based RSUs would vest if the compound annual growth rate of the Company’s sales in 2019 compared to its 2016 sales exceeds the compound annual growth rate of total United States single-family housing starts, repair and remodeling sales, and multi-family housing starts (weighted to reflect the Company’s 2016 sales mix) in 2019 compared to 2016 (pass-fail).
•	The other 50% of the performance-based RSUs would vest in the event that the Company’s TSR (Total Shareholder Return) exceeds the median TSR of the Company’s Peer Group over the three-year period (2017-2019) (pass-fail).
•	In the event that the Company does not achieve or exceed either of the performance metrics outlined above, none of the RSUs covered by that performance metric would vest.

Time Vesting: the time-vesting RSUs would vest over three years in equal installments.

The Compensation Committee chose the above performance metrics for 50% of the RSU grants to each NEO in order to incentivize our executive team to (i) grow the Company’s overall market share across the single-family, multi-family, and repair and remodel segments of the building products industry and (ii) ensure that our NEOs’ financial interests are aligned with those of our shareholders over an extended period. The Committee determined that the balance of the RSU award to each NEO should be time-vesting because it views retention of key management talent as a critical function of our long-term equity incentive program.

The target value of the RSU award made to each executive officer for 2017 was as follows:

Executive Officer	Value of RSU award
Floyd Sherman	$ 2,000,000
Chad Crow	$ 1,272,000
Morris Tolly	$ 810,000
Peter Jackson	$ 425,000
Don McAleenan	$ 580,000

Mr. Sherman’s RSU award was set well below the median of the market at his request. Mr. Crow’s and Mr. McAleenan’s RSU awards were set between the median and the 75th percentile. Mr. Tolly’s RSU award was set at approximately the median. Mr. Jackson’s 2017 RSU award was negotiated between the Committee and Mr. Jackson as part of his employment agreement when he joined the Company.

The RSU awards granted to our NEOs in 2017 are reflected in the “2017 Grants of Plan-Based Awards” table later in this Proxy Statement.

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Executive Compensation and Other Information

Employment Agreement with New Chief Executive Officer

In August 2017, the Company announced that M. Chad Crow would be appointed as the Company’s new Chief Executive Officer at year end. Mr. Crow previously served as President and Chief Operating Officer. Pursuant to the terms of Mr. Crow’s amended employment agreement, he will receive an annual salary of $950,000 and will be eligible for an annual bonus with a target payout of 100% of his base salary. In addition, the Committee granted Mr. Crow an additional equity grant of 55,493 RSUs valued at $1,000,000 on October 31, 2017. One half of the RSUs will vest in March 2022 if the Company’s Adjusted EBITDA in 2021 equals or exceeds $650 million. The other half of the RSUs will vest in March 2022 if the Corporation’s ratio of net debt to 2021 Adjusted EBITDA on December 31, 2021 is equal to or less than 3.0 to 1.0.

Executive Benefits and Perquisites

The Company seeks to maintain an egalitarian culture in its facilities and operations. The Company does not provide its officers with parking spaces, separate dining facilities, or country club memberships. Company-provided air travel for officers is for business purposes only and is by commercial air carriers. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits.

The Company offers no perquisites to our executives, including the named executive officers. The Committee eliminated auto allowances for our executive officers in early 2017. Our executives are eligible to receive the same benefits as all other employees. The benefits provided to our named executive officers during 2017 are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.

Post-Termination Compensation

The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that the Company needs in its most senior positions.

The Company has entered into employment agreements with Messrs. Sherman, Crow, Tolly, Jackson, and McAleenan. The terms of these agreements are described under the caption “Employment Agreements” later in this Proxy Statement. These agreements provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Board considered the advisability of using employment agreements with its executive officers and determined that they are in the best interests of the Company insofar as they permit the Company to achieve its goals of attracting and retaining the best possible executive talent while obtaining post-employment non-competition and non-solicitation covenants from executive officers.

Under the terms of their employment agreements, Messrs. Sherman, Crow, Tolly, Jackson, and McAleenan are entitled to certain severance benefits in the event their employment is terminated by the Company without “cause” or by the NEO under certain circumstances, as described in the employment agreements. These severance benefits include salary continuation for a period of one year (for Messrs. Crow, Tolly, Jackson, and McAleenan) or up to two years (for Mr. Sherman, depending on termination date and the expiration date of the then-current term of his agreement), continuation of health and welfare benefits during this period, and a payment equal to the average annual bonus amount paid to the executive for the prior two fiscal years (for Messrs. Crow, Tolly, Jackson, and McAleenan). These severance benefits are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.

Retirement / Post-Employment Benefits

The Company does not provide any retirement programs or benefits to its NEOs other than its 401(k) program, which is available to all employees. This is consistent with our emphasis on direct compensation and our philosophy of maintaining an egalitarian culture.

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Executive Compensation and Other Information

Tax Deductibility Policy

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our NEOs. For 2017, this limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. In setting 2017 compensation, the Board of Directors carefully considered the implications of Section 162(m) of the Internal Revenue Code. The Board of Directors believes tax deductibility of compensation is an important consideration and strives, where possible and considered appropriate, to preserve corporate tax deductions, including the deductibility of compensation to NEOs.

The Board of Directors also reserves flexibility, where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. In this regard, certain portions of compensation paid to the NEOs for 2017 may not be deductible for federal income tax purposes under Section 162(m).

The exemption from Code Section 162(m)‘s deduction limit for performance-based compensation, however, has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November  2, 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Submitted by the Compensation Committee:

Cleveland A. Christophe (Chair)

Brett N. Milgrim

Robert C. Griffin

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Executive Compensation and Other Information

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
M. Chad Crow
Chief Executive Officer and President(5)	2017	677,404		—	2,205,269	—	604,775	6,260	3,493,708
	2016	625,000		—	1,247,470	—	568,172	14,910	2,455,552
	2015	600,000		250,000(6)	476,250	315,143	461,332	14,090	2,116,815
Floyd F. Sherman
Former Chief Executive Officer(5)	2017	994,231		—	1,895,112	—	857,681	1,442	3,748,466
	2016	912,500		—	3,049,370	—	852,257	12,260	4,826,387
	2015	800,000		250,000(6)	—	—	615,109	12,500	1,677,609
Peter M. Jackson
Senior Vice President and Chief Financial Officer	2017	425,000		150,000(7)	402,703	—	280,396	3,260	1,261,359
	2016	40,865	(8)	200,000(7)	349,998	—	37,567(8)	—	628,430
Morris E. Tolly
Senior Vice President - Operations	2017	521,923		—	767,517	—	466,226	3,375	1,759,041
	2016	484,586		—	794,684	—	437,055	2,650	1,718,975
	2015	475,194		100,000(6)	—	—	368,358	1,590	945,142
Donald F. McAleenan
Senior Vice President and General Counsel	2017	459,231		—	549,571	—	413,446	4,817	1,427,065
	2016	415,481		—	591,388	—	375,867	14,910	1,397,646
	2015	405,000		250,000(6)	—	—	311,399	14,090	980,489

1.	Reflects the aggregate grant date fair value of restricted stock unit awards, which for 2017 included both time-based vesting and performance-based vesting RSUs. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of (a) RSUs vesting if the growth in the Corporation’s sales exceeds the growth of an industry-based index, (b) time-based vesting RSUs (c) RSUs vesting based on achievement of an earnings before interest, taxes, depreciate, and amortization (“Adjusted EBITDA”) target and (d) RSUs vesting if net debt to an Adjusted EBITDA target is achieved was equal to the closing price of our Common Stock on the grant date. The grant date fair value of the RSUs vesting if the total shareholder return on the Corporation’s stock exceeds the median total shareholder return of the Corporation’s peer group was determined using the Monte Carlo simulation model, which is based on a number of factors. If the grant date fair value of all the RSUs had been based on the closing price of our Common Stock on the grant date, without any adjustment for probability of vesting, the value of the total RSU grants for Messrs. Crow, Sherman, Jackson, Tolly, and McAleenan would have been $2,271,972, $1,999,992, $424,990, $809,994, and $579,986, respectively. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
2.	Reflects the aggregate grant date fair value of stock option awards. The fair value of this award was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of this award is based on the Black-Scholes valuation of stock options granted, which in turn is based on a number of factors, including the value of our Common Stock on the grant date. The calculation was based on a six year expected option life for Mr. Crow. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
3.	Reflects cash incentive awards earned under the 2017 Corporate Annual Incentive Plan. For information regarding our 2017 Corporate Annual Incentive Plan, see the discussion in the “Compensation Discussion and Analysis” section above.

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Executive Compensation and Other Information

4.	Amounts include the following:
Employer Contributions to 401(k) Plan. Each of Messrs. Crow, Tolly, and McAleenan received a 10% match for their contributions up to 6% of their annual compensation in 2015 and a 25% match for their contributions up to 4% of their annual compensation in 2016 and 2017, subject to a maximum match pursuant to Internal Revenue Service regulations. Mr. Jackson received a 25% match for his contribution up to 4% of his annual compensation in 2017, subject to a maximum match pursuant to Internal Revenue Service regulations. Mr. Sherman did not receive a 401(k) plan match.
Auto Allowance. Messrs. Sherman, Crow, and McAleenan each received a car allowance in 2015, 2016, and part of 2017. We value auto allowances based on the actual payments made to the executives. Auto allowances for the NEOs were discontinued in early 2017.
5.	Mr. Crow served as the Corporation’s President and Chief Operating Officer until Mr. Sherman’s retirement as CEO on December 29, 2017, at which time Mr. Crow was promoted to CEO and President.
6.	Reflects discretionary cash bonus in connection with the integration of ProBuild Holdings LLC and the resulting operational synergies and cost savings achieved.
7.	Pursuant to the terms of his offer letter and employment agreement, Mr. Jackson received a $350,000 signing bonus in connection with his joining the Corporation. $200,000 of that bonus was paid in 2016, and the remaining $150,000 was paid in 2017.
8.	Mr. Jackson started with the Corporation on November 14, 2016. His bonus under the annual incentive plan and salary for that year are pro-rated accordingly.

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Executive Compensation and Other Information

2017 Grants of Plan-Based Awards

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2017.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Chad Crow
			30,938	687,500	962,500
	3/1/17	2/21/17							43,742	636,009
	3/1/17	2/21/17				—	43,740(4)	—		569,276
	10/31/17	10/31/17					55,493(5)			999,984
Floyd F. Sherman
			45,000	1,000,000	1,400,000
	3/1/17	2/21/17							68,777	1,000,018
	3/1/17	2/21/17				—	68,774(4)	—		895,094
Peter M. Jackson
			14,344	318,750	446,250
	3/1/17	2/21/17							14,615	212,502
	3/1/17	2/21/17				—	14,614(4)	—		190,201
Morris E. Tolly
			23,850	530,000	742,000
	3/1/17	2/21/17							27,854	404,997
	3/1/17	2/21/17				—	27,854(4)	—		362,520
Donald F. McAleenan
			21,150	470,000	658,000
	3/1/17	2/21/17							19,945	290,000
	3/1/17	2/21/17				—	19,944(4)	—		259,571

1.	Represents threshold, target, and maximum payout levels for 2017 performance under the 2017 Corporate Annual Incentive Plan, which was established under the 2014 Incentive Plan. The threshold amount represents the minimum amount that could be paid under the working capital metric of the 2017 Corporate Annual Incentive Plan. For more information regarding the 2017 Corporate Annual Incentive Plan, see the discussion in the “Compensation Discussion and Analysis” section above.
2.	Reflects awards of time-based vesting RSUs under the 2014 Incentive Plan. Each award vests in three equal annual installments on March 1, 2018, 2019, and 2020.
3.	Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2017. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. For (a) RSUs vesting if the growth in the Corporation’s sales exceeds the growth of an industry-based index, (b) time-based vesting RSUs, (c) RSUs vesting based on achievement of an earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) target and (d) RSUs vesting if net debt to an Adjusted EBITDA target is achieved, the grant date fair value of such RSUs is equal to the closing price of our Common Stock on the grant date. The grant date fair value of the RSUs vesting if the total shareholder return on the Corporation’s stock exceeds the median total shareholder return of the Corporation’s peer group was determined using the Monte Carlo simulation model, which is based on a number of factors. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
4.	Reflects awards of performance-based vesting RSUs under the 2014 Incentive Plan. Half of each award vests on March 1, 2020 if the Corporation’s total shareholder return between December 31, 2016 and December 31, 2019 exceeds the median total shareholder return of its comparative peer group over that same period. The other half of each award vests on March 1, 2020 if the growth rate in the Corporation’s sales in 2019 compared to its 2016 sales exceeds a composite measure of industry growth based on the increase in single family starts (65% weighting), residential starts (10% weighting), and repair and remodeling sales (25% weighting) in the United States in 2019 compared to 2016. There are no threshold or maximum payout amounts. For more information regarding the performance-based RSUs, see the discussion under “Long-Term Equity Incentives” in the “Compensation Discussion and Analysis” section above.

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Executive Compensation and Other Information

5.	Reflects awards of performance-based vesting RSUs under the 2014 Incentive Plan. Half of the award vests on March 1, 2022 if the Corporation’s earnings before interest, taxes, depreciation, and amortization for the year ended December 31, 2021 (“2021 Adjusted EBITDA”) equals or exceeds $650 million. The other half of the award vests on March 1, 2022 if the Corporation’s ratio of net debt to 2021 Adjusted EBITDA on December 31, 2021 is equal to or less than 3.0:1. There are no threshold or maximum payout amounts. For more information regarding the performance-based RSUs, see the discussion under “Long-Term Equity Incentives” in the “Compensation Discussion and Analysis” section above.

Employment Agreements

We have employment agreements with Messrs. Crow, Sherman, Jackson, Tolly, and McAleenan that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Potential Payments Upon Termination or Change in Control.”

Mr. Sherman

Mr. Sherman’s employment agreement was entered into on September 1, 2001 and amended on June 1, 2005, October 29, 2008, May 19, 2017, and January 1, 2018. Prior to the 2018 amendment, his agreement had a two-year term, with automatic renewals each year commencing on the first anniversary of the effective date of the employment agreement, unless either party provided at least 90 days’ notice of non-renewal. Mr. Sherman’s base salary was $975,000 at the start of 2017 and was increased to $1,000,000 effective as of March 25, 2017. Prior to the 2018 amendment, Mr. Sherman’s employment agreement also provided that he was eligible for an annual cash incentive bonus of up to 133% of his base salary, as determined by the Board of Directors. The Board of Directors could increase the amount of Mr. Sherman’s bonus if it deemed such an increase appropriate. Pursuant to his employment agreement, Mr. Sherman is entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally. Mr. Sherman’s employment agreement was amended on January 1, 2018 to reflect his retirement as an executive officer at the end of 2017 and his transition to being a non-executive employee consultant until March 31, 2019.

Messrs. Crow, Jackson, Tolly, and McAleenan

The employment agreement with Mr. Crow was entered into on February 23, 2010 and amended on May 19, 2017 and December 29, 2017. Mr. Jackson’s employment agreement was entered into on November 14, 2016 and amended on May 19, 2017. The employment agreements with Messrs. Tolly and McAleenan were entered into on January 15, 2004 and amended on October 29, 2008 and May 19, 2017. Each of these agreements has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal.

For 2017, the base salaries of Messrs. Crow, Tolly, and McAleenan were $650,000, $500,000, and $430,000, respectively, at the start of the year and were increased to $687,500, $530,000, and $470,000, respectively, effective as of March 25, 2017. For 2017, Mr. Jackson’s base salary was $425,000. The employment agreements provide for the payment of an annual cash incentive bonus with a minimum target of 100% of base salary for each of Messrs. Crow, Tolly, and McAleenan and 75% of base salary for Mr. Jackson. The employment agreements also provide that the executives are entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally. Mr. Jackson’s agreement also provided that (i) he would receive a sign on bonus of $350,000, payable in two installments during the first six months of his employment, and (ii) he will receive equity compensation during each fiscal year beginning in 2017 that has a grant date fair market value of approximately $425,000.

Mr. Crow’s employment agreement was amended on December 29, 2017 to reflect his promotion to chief executive officer and increase his annual base salary to $950,000. This amendment did not affect his compensation in 2017.

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Executive Compensation and Other Information

2017 Outstanding Equity Awards at Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2017 for each of our NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
M. Chad Crow
		38,923(2)	7.67	2/11/24
		37,500(3)	6.35	2/11/25
					38,923(4)	848,132
					37,500(5)	817,125
					40,578(6)	884,195
							60,864(7)	1,326,227
					43,742(8)	953,138
							43,740(9)	953,095
							55,493(10)	1,209,192
Floyd F. Sherman
		46,512(2)	7.67	2/11/24
					46,512(4)	1,013,496
					99,189(6)	2,161,328
							148,782(7)	3,241,960
					68,777(8)	1,498,651
							68,774(9)	1,498,585
Peter M. Jackson
					14,615(8)	318,461
							14,614(9)	318,439
Morris E. Tolly
	50,000(11)		3.19	2/3/20
	116,769(2)	38,923(2)	7.67	2/11/24
					38,923(4)	848,132
					25,850(6)	563,272
							38,772(7)	844,842
					27,854(8)	606,939
							27,854(9)	606,939
Donald F. McAleenan
	46,295(12)		3.15	2/27/24
	194,043(11)		3.19	2/3/20
	46,686(2)	23,346(2)	7.67	2/11/24
					23,346(4)	508,709
					19,237(6)	419,174
							28,854(7)	628,729
					19,945(8)	434,602
							19,944(9)	434,580

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Executive Compensation and Other Information

1.	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2017 ($21.79).
2.	Stock options awarded to the executive on February 11, 2014 under the 2007 Incentive Plan. The options vest in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018.
3.	Stock options awarded to the executive on February 11, 2015 under the 2014 Incentive Plan. The options vest in four equal tranches on each of February 11, 2016, 2017, 2018, and 2019.
4.	Restricted stock units awarded to the executive on June 16, 2014 under the 2014 Incentive Plan. The restricted stock units vest in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018. Each restricted stock unit converts into one share of common stock upon vesting.
5.	Restricted stock units awarded to the executive on February 11, 2015 under the 2014 Incentive Plan. The restricted stock units vest in four equal tranches on each of February 11, 2016, 2017, 2018, and 2019. Each restricted stock unit converts into one share of common stock upon vesting.
6.	Restricted stock units awarded to the executive on January 4, 2016 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of January 3, 2017, 2018, and 2019.
7.	Restricted stock units awarded to the executive on January 4, 2016 under the 2014 Incentive Plan. One half of each award vests on January 3, 2019 if the Corporation’s total shareholder return between December 31, 2015 and December 31, 2018 exceeds the median total shareholder return of its comparative peer group over that same period. The other half of each award vests on January 3, 2019 if the growth rate in the Corporation’s sales in 2018 compared to its 2015 sales (including ProBuild) exceeds a composite measure of industry growth based on the increase in single family starts (65% weighting), multi-family starts (10% weighting), and repair and remodeling sales (25% weighting) in the United States in 2018 compared to 2015.
8.	Restricted stock units awarded to the executive on March 1, 2017 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 1, 2018, 2019, and 2020.
9.	Restricted stock units awarded to the executive on March 1, 2017 under the 2014 Incentive Plan. One half of each award vests on March 1, 2020 if the Corporation’s total shareholder return between December 31, 2016 and December 31, 2019 exceeds the median total shareholder return of its comparative peer group over that same period. The other half of each award vests on March 1, 2020 if the growth rate in the Corporation’s sales in 2019 compared to its 2016 sales exceeds a composite measure of industry growth based on the increase in single family starts (65% weighting), multi-family starts (10% weighting), and repair and remodeling sales (25% weighting) in the United States in 2019 compared to 2016.
10.	Restricted stock units awarded to the executive on October 31, 2017 under the 2014 Incentive Plan. One half of the award vests on March 1, 2022 if the Corporation’s earnings before adjustments for interest, taxes, depreciation, and amortization for the year ended December 31, 2021 (“2021 Adjusted EBITDA”) equals or exceeds $650 million. The other half of the award vests on March 1, 2022 if the Corporation’s ratio of net debt to 2021 Adjusted EBITDA on December 31, 2021 is equal to or less than 3.0:1.
11.	Stock options awarded to the executive on February 3, 2010 under the 2007 Incentive Plan. The options vested in three equal tranches on February 3, 2012, 2013, and 2014.
12.	Stock options awarded to the executive on March 1, 2004 under the 1998 Stock Incentive Plan. The options vested based on the Corporation achieving specified performance targets as follows: (i) one-sixth on December 31, 2004, based on performance targets for 2004, (ii) one-sixth on December 31, 2005, based on performance targets for 2005, (iii) one-sixth on December 31, 2006, based on performance targets for 2006, and (iv) one-half on December 31, 2006, based on performance targets for the three-year period including 2004, 2005, and 2006.

2017 Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
M. Chad Crow	167,019	1,715,559	77,962	950,156
Floyd F. Sherman	139,536	1,207,982	96,106	1,153,093
Peter M. Jackson	--	--	33,686	615,443
Morris E. Tolly	118,200	1,344,947	51,848	632,314
Donald F. McAleenan	166,714	2,502,677	32,961	400,940

1.	Reflects the value as calculated by the difference between the market price of our Common Stock at the time of the exercise and the exercise price of the stock options, multiplied by the number of options exercised.
2.	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.

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Executive Compensation and Other Information

Potential Payments Upon Termination or Change in Control

As described above in “Employment Agreements,” we entered into employment agreements with our NEOs, which, among other things, provide benefits to them in the event of a termination of employment under certain circumstances.

Mr. Sherman’s Agreement

Termination by the Corporation Without Cause.  Mr. Sherman’s employment agreement as in effect during 2017 provided that if he was terminated by the Corporation without “cause” (as defined in the employment agreement) he would be entitled to payment of his annual base salary and health and welfare benefits for the remainder of the term of the employment agreement.

Termination by Reason of Executive’s Death or Disability.  The agreement as in effect during 2017 also provided that, upon Mr. Sherman’s termination of employment by reason of his death or disability, Mr. Sherman (or his beneficiaries) would be entitled to continuation of his base salary and health benefits for one year after his date of termination. In the event of Mr. Sherman’s disability, that amount would be reduced by the proceeds of any short- and/or long-term disability payments he received under the Corporation’s plans.

Restrictive Covenants.  During his employment with the Corporation and for one year thereafter, Mr. Sherman may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, Mr. Sherman may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with the Corporation and for two years thereafter.

Agreements with Messrs. Crow, Jackson, Tolly, and McAleenan

Termination by the Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination.  Under each of these employment agreements, in the event that (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), (ii) the executive terminates his employment because of a material adverse diminution in job title or responsibilities or a relocation of his principal place of employment more than 100 miles from its current location without his consent, (iii) we notify the executive of our intent not to renew the employment agreement and the executive delivers a “notice of resignation” (as defined in the employment agreement) within 90 days of receipt of the notice of non-renewal, or (iv) the executive’s employment is terminated by mutual consent and the parties enter into an agreement whereby the executive agrees to be bound by the post-termination restrictive covenants in the agreement (described below), the executive will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

Termination by Reason of Executive’s Death or Disability.  The employment agreements also provide that, upon the executive’s termination of employment by reason of his death or disability, the executive (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after the date of termination. In the event of executive’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments the executive receives under the Corporation’s plans.

Restrictive Covenants.  During the executive’s employment with us and for one year thereafter, the executive may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, the executive may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with us and for two years thereafter.

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Executive Compensation and Other Information

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2017 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Mr. Crow	Mr. Sherman	Mr. Jackson	Mr. Tolly	Mr. McAleenan
Reason for Termination: By Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination(1)
Cash Severance(2)	$1,536,474	$1,665,753	$583,982	$981,641	$864,657
Health and Welfare Continuation(3)	13,395	29,507	12,235	11,904	15,594
Total Estimated Value of Payments and Benefits(4)	$1,549,869	$1,695,260	$596,217	$993,545	$880,251
Death or Disability(5)
Cash Severance(6)	$950,000	$1,000,000	$425,000	$530,000	$470,000
Health and Welfare Continuation(7)	13,395	17,714	12,235	11,904	15,594
Total Estimated Value of Payments and Benefits(4)	$963,395	$1,017,714	$437,235	$541,904	$485,594

1.	Under Mr. Sherman’s employment agreement that was in effect through 2017, he would only receive these benefits upon a termination of his employment by the Corporation without cause. In the case of a termination by mutual consent of a named executive officer with an employment agreement (other than Mr. Sherman), the officer must agree to be bound by certain post-termination restrictive covenants in order to be eligible to receive these benefits.
2.	For Mr. Sherman, under his 2017 employment agreement, included the dollar value of continuation of his annual base salary for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Jackson, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year and a lump sum payment equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).
3.	For Mr. Sherman, under the employment agreement that was in effect through 2017, the dollar value represented the cost of providing continued health and welfare benefits to him for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Crow, Jackson, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.
4.	Payments of cash severance under these agreements will be made in accordance with the Corporation’s regular payroll practices. However, to the extent any amount or benefit would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) the payment of such amount or benefit shall only be in connection with an event that constitutes a Section 409A-compliant “separation from service” and (ii) if the amount or benefit would otherwise be payable or distributable during a period in which the executive is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then the executive’s right to receive such payment or distribution will be delayed until the earlier of the executive’s death or the first day of the seventh month following the executive’s separation of service.
5.	Does not include the dollar value of potential short-term and/or long-term disability payments.
6.	For Messrs. Sherman (under his 2017 employment agreement), Crow, Jackson, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year. In the case of disability, this amount shall be reduced by the proceeds of any short- and/or long-term disability payments.
7.	For Messrs. Sherman (under his 2017 employment agreement), Crow, Jackson, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

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Executive Compensation and Other Information

Chief Executive Officer Pay Ratio Disclosure

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

To determine our median employee pay, we chose total cash compensation paid through our payroll system in 2017 as our consistently applied compensation measure. That amount does not include any 401(k) match. We then annualized base salary for those employees who commenced work during 2017 and any employees who were on an unpaid leave of absence for a portion of 2017. As of December 29, 2017, we had 15,050 employees.

Using this methodology, we identified the median employee as of December 29, 2017. That person’s total annual compensation in 2017 was $54,661. The total annual compensation of Floyd Sherman, who was our CEO on December 29, 2017, was $3,766,180. Those annual compensation amounts include the value of company-paid cost of health and life insurance for both the median employee and Mr. Sherman. The value of company-paid health and life insurance is not included in the Summary Compensation Table above because that benefit is available to all full-time employees and does not discriminate against lower-paid employees.

Accordingly, the ratio of CEO pay to median employee pay was 69:1.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Proposal 2 — Advisory Vote on Executive Compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, this proposal provides stockholders with an opportunity to cast a non-binding, advisory vote on the 2017 compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject, or abstain from voting with respect to our fiscal 2017 executive compensation program.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our 2017 executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our compensation program is intended to provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent, provide incentives to our executive officers to achieve key financial objectives set by the Board, provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program, and align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.

This proposal allows our stockholders to express their opinions regarding the decisions of the Board and the Compensation Committee on the annual compensation for the NEOs in 2017. This advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote on this proposal at the annual meeting.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board. The Compensation Committee and the Board will consider the outcome of the vote when setting future compensation arrangements for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2017 EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, the Compensation Committee consisted of Messrs. Christophe, Milgrim, and Griffin. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time. None of the members of the Compensation Committee had any relationship with the Corporation during the last fiscal year that would require disclosure under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions, including our Chief Accounting Officer) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments, is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.

The Corporation’s By-laws provide that no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders.

Certain members of the Corporation’s Board of Directors serve on the board of directors for one of our suppliers, PGT, Inc. The Corporation purchases building materials from PGT, Inc. in the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties. Activity associated with those transactions was not significant in 2017 or to date in 2018. We will most likely continue such purchases in the foreseeable future.

Pursuant to a registration rights agreement we entered into on January 21, 2010 (the “Registration Rights Agreement”), we granted JLL Partners Fund V, L.P. (“JLL Fund V”) and Warburg Pincus Private Equity IX, L.P. (“Warburg”) the right (i) to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended, covering sales of our common stock held by them or their affiliates and (ii) to “piggyback” on registration statements filed by us in certain circumstances. The Registration Rights Agreement also required us to indemnify JLL Fund V and Warburg and their affiliates in connection with such registrations of our securities. On March 6 and September 8, 2017, we filed prospectus supplements regarding certain shares owned by an affiliate of JLL Fund V that were covered by the Registration Rights Agreement. Upon the completion of the sale of those shares in 2017, the Corporation had no further obligations to register any shares owned by JLL Fund V or Warburg.

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SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership, as of March 31, 2018, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of March 31, 2018 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2018, including upon the exercise of options and conversion of restricted stock units. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he or she has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage Ownership of Shares Beneficially Owned(3)
The Vanguard Group, Inc.(4)(5)	9,325,393	8.1%
BlackRock, Inc.(6)(7)	8,812,200	7.7%
Paul S. Levy(8)(9)	1,006,228	*
Daniel Agroskin(8)(9)	8,935	*
David A. Barr(10)	10,488	*
Cleveland A. Christophe(11)	48,181	*
Robert C. Griffin(11)	40,050	*
Kevin J. Kruse(11)	60,265	*
Brett N. Milgrim(11)	95,195	*
Craig A. Steinke(11)	177,073	*
Floyd F. Sherman(12)	432,899	*
M. Chad Crow(13)	193,636	*
Peter M. Jackson	3,684	*
Morris E. Tolly(14)	228,770	*
Donald F. McAleenan(15)	324,998	*
Scott L. Robins	5,402	*
Directors, Director Nominees, and Executive Officers as a group (14 persons)	2,635,804	2.3%

*	Percentage does not exceed one percent of the total outstanding class.
(1)	Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.
(2)	The number of shares beneficially owned by each person or group as of March 31, 2018 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2018, including upon the exercise of stock options and conversion of restricted stock units.
(3)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 114,619,474 shares of Common Stock outstanding on March 31, 2018 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of March 31, 2018, including upon the exercise of options and conversion of restricted stock units.

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SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

(4)	The Vanguard Group, Inc., a Pennsylvania corporation, reported sole voting power over 215,838 shares of Common Stock, shared voting power over 26,505 shares of Common Stock, sole dispositive power over 9,092,345 shares of Common Stock, and shared dispositive power over 233,048 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., was reported as the beneficial owner of 206,543 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., was reported as the beneficial owner of 35,800 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings. The information in the foregoing table and in footnotes (4) and (5) is based on the Schedule 13G filed by The Vanguard Group on February 8, 2018.
(5)	The business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(6)	BlackRock, Inc., a Delaware corporation, reported sole voting power over 8,548,519 shares of Common Stock and sole dispositive power over 8,812,200 shares of Common Stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. No one person’s interest in the Common Stock is more than five percent of the total outstanding Common Stock. BlackRock International Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Japan Co., Ltd., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC are subsidiaries of BlackRock that acquired the Common Stock, none of which reported individually owning more than five percent of the outstanding Common Stock. The information in the foregoing table and in footnotes (6) and (7) is based on the Schedule 13G filed by BlackRock, Inc., as last amended by Amendment No. 1 on January 29, 2018.
(7)	The business address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(8)	The business address for Messrs. Levy and Agroskin is 245 Park Avenue, Suite 1601, New York, New York 10167.
(9)	Includes 5,802 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.
(10)	Includes 9,575 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.
(11)	Includes 7,561 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.
(12)	Includes 46,512 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2017 under the 2007 Incentive Plan.
(13)	Includes 57,673 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2017 under the 2007 Incentive Plan and the 2014 Incentive Plan.
(14)	Includes 155,692 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2017 under the 2007 Incentive Plan.
(15)	Includes 116,327 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2017 under the 1998 Stock Incentive Plan and the 2007 Incentive Plan.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Corporation’s directors and executive officers, and certain persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of the Corporation. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2017, except as set forth below, all Section 16(a) filing requirements were timely complied with, as applicable to its directors, executive officers, and greater than ten percent owners. The Form 4 filing to reflect the sale of shares by Cleveland Christophe, one of the Corporation’s directors, on September 11, 2017 was filed two days late.

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Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2017.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,144,513(1)	$ 5.94(2)	5,370,905(3)
Equity compensation plans not approved by security holders	208,479(4)	$ 3.15	—
Total	4,352,992	$ 5.66(2)	5,370,905

1.	Includes (i) 1,895,434 shares to be issued upon exercise of options granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan, the Builders FirstSource, Inc. 2007 Incentive Plan, and the Builders FirstSource, Inc. 2014 Incentive Plan and (ii) 2,249,079 shares to be issued upon the full vesting of restricted stock units granted under the 2007 Incentive Plan and the 2014 Incentive Plan. The 2005 Equity Incentive Plan was approved by the Corporation’s stockholders in June 2005. The Corporation’s stockholders approved the 2007 Incentive Plan in May 2007 and reapproved the plan in January 2010. The 2014 Incentive Plan was approved by the Corporation’s stockholders in May 2014 and reapproved by the Corporation’s stockholders in May 2016. The 2005 Equity Incentive Plan expired in June 2015 and the 2007 Incentive Plan expired in May 2017, but such expirations will not adversely affect any awards issued under either plan prior to its expiration.
2.	Restricted stock units are excluded from the calculation of weighted average exercise price.
3.	Includes 5,370,905 securities available for future awards pursuant to the 2014 Incentive Plan, which was approved by the Corporation’s stockholders in May 2014 and reapproved in May 2016. Under our 2014 Incentive Plan, the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards, and cash-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2014 Incentive Plan is 8,500,000, subject to adjustment as provided by the plan. All 8,500,000 shares under the 2014 Incentive Plan may be made subject to options, SARs, or stock-based awards. Stock options and SARs granted under the 2014 Incentive Plan may not have a term exceeding 10 years from the date of grant. In the event of a non-reciprocal transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2014 Incentive Plan will be adjusted proportionately and the Compensation Committee shall make such adjustments to the 2014 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our Common Stock into a lesser number of shares, the authorization limits and annual award limits under the 2014 Incentive Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.
4.	Includes securities to be issued upon exercise of options under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering in June 2005. No further grants will be made under this plan.

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Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Corporation’s independent registered public accounting firm (the “auditors”) for the year ending December 31, 2018. As a matter of good corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PwC will be present at the annual meeting, have the opportunity to make a statement, if they desire to do so, and be available to answer appropriate questions.

If the stockholders do not ratify the appointment of PwC, the selection of auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PwC for fiscal years 2017 and 2016.

	2017	2016
Audit fees(1)	$3,706,000	$5,434,500
Audit-related fees(2)	272,000	177,500
Tax fees(3)	281,564	347,500
All other fees(4)	90,819	1,919
Total PwC fees	$4,350,383	$5,961,419

1.	Audit fees of PwC for 2017 and 2016 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, and the review of filings made with the SEC.
2.	Audit-related fees of PwC for 2017 include fees related to the preparation of comfort letters and the implementation of new guidance regarding revenue recognition. Audit-related fees of PwC for 2016 include fees related to the preparation of comfort letters and segregation of duties assessment.
3.	Tax fees include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.
4.	All other fees relate to certain other advisory services provided to the Corporation by PwC.

The Audit Committee determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PwC. PwC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2016 or 2017.

The Audit Committee has the sole and direct authority to engage, appoint, and replace our auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PwC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before PwC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such auditors

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Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

(which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee, as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its chair, provided that the estimated fee for any such proposed pre-approved service does not exceed $500,000 in the aggregate. The chair must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chair of the Audit Committee, will determine whether services are eligible for general pre-approval. The Pre-Approval policy sets out certain audit, audit-related, and tax services that have the general pre-approval of the Audit Committee. For each of those three categories of services, a service must receive specific pre-approval, despite being listed as a generally pre-approved service, once the annual fees for such category of services exceed $500,000 in the aggregate. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amount.

As a result, the Audit Committee or its designee approved 100% of all services performed by PwC on behalf of the Corporation and its subsidiaries in 2017.

52    Builders FirstSource, Inc.  |  2018 Proxy Statement

Stockholder Proposals

STOCKHOLDER PROPOSALS

Pursuant to SEC Rule 14a-8, to be considered for inclusion in the Corporation’s Proxy Statement for the 2019 annual meeting, any stockholder proposal submitted must be received by the Corporate Secretary not later than December 13, 2018. In addition, subject to SEC Rule 14a-8, our By-laws provide that no business may be brought by a stockholder before an annual meeting of stockholders unless the stockholder (i) is a stockholder of record on the date of the notice of meeting (or any supplement thereto) provided by or at the direction of the Board of Directors (or any duly authorized committee thereof) and is entitled to notice of and to vote at such annual meeting as of such record date, (ii) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws, and (iii) such notice is in the proper form as set forth in Article II, Section 5 of the By-laws. Accordingly, in order for a stockholder’s proposal (other than one included in the Proxy Statement pursuant to SEC Rule 14a-8) to be considered timely and to be brought during the 2019 annual meeting pursuant to the Corporation’s By-laws, the required written notice must be received by the Corporate Secretary on or after January 23, 2019 but no later than February 22, 2019. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite  1600, Dallas, Texas 75201.

REDUCE PRINTING AND MAILING COSTS

To reduce the expenses of delivering duplicate Notices and proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one Notice or set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and received only one Notice or set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. For future annual meetings, you may request a separate Notice or set of proxy materials, or request that we send only one Notice or set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2017 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

Stockholders of Record. If you vote on the internet at www.proxypush/BLDR.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Builders FirstSource, Inc.  |  2018 Proxy Statement    53

Other Matters

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth in the Notice, on the proxy card, and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Donald F. McAleenan

Corporate Secretary

April 12, 2018

Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of Builders FirstSource, Inc. © 2018 Builders FirstSource, Inc. All rights reserved.

54    Builders FirstSource, Inc.  |  2018 Proxy Statement

AnnUAL MeeTinG OF BUiLdeRs FiRsTsOURce, inc. Date: Wednesday, May 23, 2018 Time: 9:00 A.M. (Central Daylight Time)
Place: 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 See Voting Instruction on Reverse Side.
Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3. 1: Election of Directors 01 David A. Barr 02 Robert C. Griffin 03 Brett N. Milgrim For Withhold Recommend Directors For Against Abstain For For For For For
2: Advisory vote on the compensation of the named executive officers. 3: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2018. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and titleof authorized officer signing the proxy. Annual Meeting of Builders FirstSource, Inc. to be held on Wednesday, May 23, 2018 for Holders as of March 29, 2018 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE www. Go To proxypush.com/BLdR • Cast your vote online. • View meeting documents. OR MAIL 866-490-6854 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provi ded.
The undersigned hereby appoints Donald F. McAleenan and Peter M. Jackson, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Builders FirstSource, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All votes must be received by 11:59 P.M., Eastern Daylight Time, May 22, 2018. PROXY TABULATOR FOR BUiLdeRs FiRsTsOURce, inc. P.O. BOX 8016 cARY, nc 27512-9903 EVENT #
CLIENT # Please separate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy — Builders Firstsource, inc.
Annual Meeting of stockholders
May 23, 2018 9:00 a.m. (central daylight Time)
This Proxy is solicited on Behalf of the Board of directors
The undersigned appoints Donald F. McAleenan and Peter M. Jackson, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Builders FirstSource, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, May 23, 2018, at 9:00 a.m. at the offices of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.
This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
Please separate carefully at the perforation and return just this portion in the envelope provided.